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                                                                     EXHIBIT 5.1

July 20, 1995

Nellcor Incorporated
4280 Hacienda Drive
Pleasanton, CA 94588

       Re:  Nellcor Incorporated:
            11,860,150 Shares of Common Stock

Ladies and Gentlemen:

    At your request, we have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on July 20, 1995, in connection with the registration under the Securities Act of 1933, as amended, of 11,860,150 shares of your Common Stock, par value of $0.001 (the "Stock"). The Stock is to be issued to the former stockholders of Puritan-Bennett
Corporation, a Delaware corporation ("P-B"), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of May 21, 1995, as amended, by and between you, Puma Merger Corporation, a Delaware corporation and your wholly-owned subsidiary, and P-B.

    In connection with this opinion, we have examined all proceedings taken by you relating to the issuance and sale of up to 11,860,150 shares of the Stock.

    It is our opinion that the up to 11,860,150 shares of the Stock being issued and sold by you, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid, and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the Proxy Statement/Prospectus constituting a part thereof and any amendments thereto.

                                          Very truly yours,